EXHIBIT 10.6

                         FORM OF DIRECTOR EMERITUS PLAN


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            FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF SPARTANBURG

                             DIRECTOR EMERITUS PLAN



                                    ARTICLE I
                            ESTABLISHMENT OF THE PLAN

         1.01 The Association hereby establishes this Plan upon the terms and conditions hereinafter stated.


                                   ARTICLE II
                               PURPOSE OF THE PLAN

         2.01 The purpose of this Plan is to reward and retain Directors of experience and ability in key positions of responsibility by providing such Directors with a benefit upon their retirement from the Board, and as compensation for their past services to the Association and as an incentive to perform such services in the future.

                                   ARTICLE III
                                   DEFINITIONS

         The following words and phrases when used in this Plan with initial capital letter, shall have the meanings set forth below unless the context clearly indicates otherwise. Wherever appropriate, the masculine pronoun shall include the feminine pronoun and the singular shall include the plural.

         "Association" means First Federal Savings and Loan Association of Spartanburg, Spartanburg, South Carolina.

         "Board" means the Board of Directors of the Association.

         "Change in Control" shall mean an event deemed to occur if and when
(a)there occurs a change in control of the Association or the Holding Company within the meaning of the Home Owners Loan Act of 1933 and 12 C.F.R. Part 574,
(b) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company or the Association representing twenty-five percent (25%) or more of the combined voting power of the Company's or the Association's then outstanding securities, (c) the membership of the board of directors of the Company or the Association changes as the result of a contested election, such that individuals who were directors at the beginning of any twenty-four (24) month period (whether commencing before or after the


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date of adoption of this Plan) do not constitute a majority of the Board at the end of such period, or (d) shareholders of the Company or the Association approve a merger, consolidation, sale or disposition of all or substantially all of the Company's or the Association's assets, or a plan of partial or complete liquidation. If any of the events enumerated in clauses (a) - (d) occur, the Board shall determine the effective date of the change in control resulting therefrom, for purposes of the Plan.

         "Change in Control Payment" shall mean a lump-sum amount equal to three
(3) times the amount received by a Director for attendance at regular monthly Board meetings (or, in the case of a Director Emeritus, the amount received by the Director Emeritus pursuant to Section 5.01(b)) during the twelve (12) month period ending on the last day of the month preceding the effective date of a Change in Control.

         "Company" means FirstSpartan Financial Corp., a Delaware corporation.

         "Director" means a regular member of the Board.

         "Director Emeritus" means a Director who assumes such status pursuant to Sections 5.01, 5.02 or 5.03.

         "Disability" shall mean a Director's inability to serve as a member of the Board (or, in the case of a Director Emeritus, inability to attend meetings of the Board) by reason of physical or mental illness or condition.

         "Plan" means this First Federal Savings and Loan Association of Spartanburg Director Emeritus Plan.

         "Termination for Cause" shall mean termination of service as a Director because of a Director's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or a willful violation of any law, rule, or regulation (other than traffic violations or similar offenses).

                                   ARTICLE IV
                           ADMINISTRATION OF THE PLAN

         4.01 Administration of the Plan. The Plan shall be administered and interpreted by the Board. The Board shall have all of the powers allocated to it in this and other Sections of the Plan. Except as limited by the express provisions of the Plan, the Board shall have sole and complete authority and discretion (1) to interpret the Plan, (2) to prescribe, amend and rescind rules and regulations relating to the Plan, and (3) to make other determinations necessary or advisable for the administration of the Plan. The interpretation and construction by the Board of any provisions of the Plan shall be final and binding. No Director shall participate in any deliberations or decisions of the Board relating to the entitlement of such Director to benefits under the Plan.

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         4.02 Limitation on Liability. No member of the Board shall be liable for any determination made in good faith with respect to the Plan or the benefits payable hereunder. If a member of the Board is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of anything done or not done by him in such capacity under or with respect to the Plan, the Association shall indemnify such member against expenses (including attorney's fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interest of the Association and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

                                    ARTICLE V
                                    BENEFITS

         5.01 Director Emeritus Benefit.

                  (a) Each Director elected to the Board on or after March 17, 1987 shall, without further action by the Board, become a Director Emeritus on the later to occur of (i) the date the Director attains age 72 or (ii) the expiration date of the Director's then current term of office after attaining age 72; provided, however, that a Director with at least ten (10) years of service may, upon attaining age 65, become a Director Emeritus upon application to, and unanimous approval of, the remaining members of the Board.

                  (b) Each Director who becomes a Director Emeritus shall receive fifty (50) percent of the monthly fee payable to a Director for attendance at the monthly meeting of the Board; provided, however, that such amount shall be increased to seventy-five (75) percent of the applicable Board fee in any month that the Director Emeritus attends the monthly Board meeting. The Board may, in its sole discretion, waive the attendance requirement in the event of the Disability of a Director Emeritus.

         5.02 Disability Benefits. In the event of a Director's Disability, the Board may, in its sole discretion, confer Director Emeritus status on such Director without regard to any minimum service or age requirements. A Director who becomes a Director Emeritus by reason of Disability shall receive the same monthly fee payable to a Director for attendance at regular Board meetings for the period of the Director's Disability (as determined by the Board).

         5.03 Change in Control. For purposes of this Plan, each Director shall become a Director Emeritus on the effective date of a Change in Control. Within thirty (30) days of such date, each Director Emeritus (or in the event of the Director Emeritus' death prior to payment, the Director Emeritus' surviving spouse or estate) shall receive a Change in Control Payment in full satisfaction of any obligation of the Association under this Plan. This Section 5.03 shall also apply to a person who was a Director Emeritus prior to the effective date of a Change of Control.


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         5.04 Source of Benefits. The benefits payable under the Plan shall constitute an unfunded, unsecured promise by the Association to provide such benefits in the future, as and to the extent such benefits become payable, and no person shall, by virtue of this Plan, have any interest in such assets (other than as an unsecured creditor of the Association).

         5.05 Termination for Cause. Notwithstanding anything herein to the contrary, no benefits shall be payable hereunder to a Director or his surviving spouse in the event of the Director's Termination for Cause.

                                   ARTICLE VI
                                   ASSIGNMENT

         6.01 Except as otherwise provided by this Plan, it is agreed that neither a Director nor his surviving spouse (if any) shall have any right to commute, sell, assign, transfer, encumber, pledge or otherwise convey the right to receive any benefits hereunder, which benefits and the rights thereto are expressly declared to be nonassignable and nontransferable.

                                   ARTICLE VII
                            NO RETENTION OF SERVICES

         7.01 This Plan shall not be deemed to constitute a contract, express or implied, for future services by any Director.

                                  ARTICLE VIII
                             RIGHTS OF THE DIRECTORS

         8.01 The rights of a Director and his surviving spouse (if any) under this Plan shall be solely those of an unsecured creditor of the Association.

                                   ARTICLE IX
                                  MISCELLANEOUS

         9.01 Amendment and Termination of Plan. The Board may, by resolution, at any time amend or terminate the Plan, provided that no such action shall adversely affect any Director or his surviving spouse who has become entitled to receive any benefits under the Plan, without such person's written consent.

         9.02 Governing Law. The Plan shall be governed and construed under the laws of the State of South Carolina determined without regard to the choice of law principles thereof.

         9.03 Successor to the Association. The Association, or the Company acting on behalf of the Association, shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Association, expressly and unconditionally to assume and agree to perform the Association's

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obligations under this Agreement, in the same manner and to the same extent that the Association would be required to perform if no such succession or assignment had taken place.

                                         AS ADOPTED BY THE BOARD OF DIRECTORS
                                         ON _________, 1997.





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                                        Chairman of the Board


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